Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alset EHorne International Inc. (the “Company”) on Form S-1 to be filed on May 4, 2021, of our report dated July 30, 2020, (except for the changes in presentation and disclosure of the subsequent discontinued operations of Impact BioMedical Inc., as noted in Note 14, and the subsequent ownership change of Alset International as noted in Note 19, as to which the date is October 15, 2020), with respect to our audit of the financial statements of Alset EHorne International Inc. as of December 31, 2019, and for the year then ended, which are incorporated by reference in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in registration statement.

Somerset, New Jersey

May 4, 2021